Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

Bryan K. Gill

(412) 768-4143

investor.relations@pnc.com

PNC REPORTS FULL YEAR 2015 NET INCOME OF $4.1 BILLION

AND $7.39 DILUTED EPS

Fourth quarter net income was $1.0 billion and $1.87 diluted EPS

Loans, deposits and fee income grew, expenses well managed

PITTSBURGH, Jan. 15, 2016 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2015 net income of $4.1 billion, or $7.39 per diluted common share, compared with 2014 net income of $4.2 billion, or $7.30 per diluted common share. Fourth quarter 2015 net income was $1.0 billion, or $1.87 per diluted common share, compared with $1.1 billion, or $1.90 per diluted common share, for the third quarter of 2015 and $1.1 billion, or $1.84 per diluted common share, for the fourth quarter of 2014.

“PNC delivered consistent, quality results and advanced our strategic priorities in 2015,” said William S. Demchak, chairman, president and chief executive officer. “We increased fee income, reduced expenses and managed a strong balance sheet that will benefit from rising interest rates heading into 2016. Our strong capital position enabled us to increase the amount of capital returned to shareholders in 2015. We’re positioned to continue to drive long-term value through our execution in 2016 and beyond.”

Income Statement Highlights

•	Fourth quarter results reflected revenue growth over the third quarter in both net interest income and fee income, a continued focus on disciplined expense management, and higher loans and deposits.

•	Net interest income of $2.1 billion for the fourth quarter grew $30 million, or 1 percent, compared with the third quarter driven by higher core net interest income.

•	Noninterest income of $1.8 billion for the fourth quarter increased $48 million, or 3 percent, compared with the third quarter primarily due to strong fee income growth.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 2

•	Noninterest expense of $2.4 billion increased $44 million, or 2 percent, compared with the third quarter reflecting higher variable compensation costs associated with business activity.

•	Provision for credit losses was $74 million for the fourth quarter compared with $81 million for the third quarter as overall credit quality remained relatively stable.

Balance Sheet Highlights

•	Loans grew $1.7 billion to $206.7 billion at December 31, 2015 compared with September 30, 2015.

–	Total commercial lending grew $2.4 billion, or 2 percent, primarily in PNC’s real estate business, including an increase in multifamily agency warehouse lending.

–	Total consumer lending decreased $.7 billion reflecting declines in the non-strategic consumer loan portfolio.

•	Overall credit quality in the fourth quarter remained relatively stable with the third quarter.

–	Nonperforming assets of $2.4 billion at December 31, 2015 decreased $.1 billion, or 3 percent, compared with September 30, 2015.

–	Net charge-offs increased to $120 million for the fourth quarter compared with $96 million for the third quarter.

–	PNC implemented its planned change in the derecognition policy for purchased impaired pooled loans effective December 31, 2015, resulting in a reduction of the recorded investment balance included in total loans and the associated allowance for loan losses balance each by $468 million.

•	Deposits grew $4.0 billion, or 2 percent, to $249.0 billion at December 31, 2015 compared with September 30, 2015.

•	Investment securities increased $2.5 billion, or 4 percent, in the fourth quarter to $70.5 billion at December 31, 2015.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 83 percent at December 31, 2015.

•	PNC returned capital to shareholders through repurchases of 5.8 million common shares for $.5 billion during the fourth quarter.

–	Repurchases for full year 2015 totaled 22.3 million common shares for $2.1 billion.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.7 percent at December 31, 2015 and 10.6 percent at September 30, 2015, calculated using the regulatory capital methodology applicable to PNC during 2015.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 10.0 percent at December 31, 2015 and 10.1 percent at September 30, 2015 based on the standardized approach rules.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	4Q15	3Q15	4Q14

Net income	$1,022	$1,073	$1,057
Net income attributable to diluted common shares	$965	$991	$988
Diluted earnings per common share	$1.87	$1.90	$1.84
Average diluted common shares outstanding	513	520	532
Return on average assets	1.12%	1.19%	1.23%
Return on average common equity	9.30%	9.61%	9.67%
Book value per common share Period end	$81.84	$81.42	$77.61
Tangible book value per common share (non-GAAP) Period end	$63.65	$63.37	$59.88
Cash dividends declared per common share	$.51	$.51	$.48

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts, including reconciliations of tangible book value to book value per common share and business segment income to net income. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Fee income refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage, and service charges on deposits. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change 4Q15 vs	Change 4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Net interest income	$2,092	$2,062	$2,097	1%	–
Noninterest income	1,761	1,713	1,850	3%	(5)%

Total revenue	$3,853	$3,775	$3,947	2%	(2)%

Total revenue for the fourth quarter of 2015 increased $78 million compared with the third quarter driven by growth in both net interest income and noninterest income, which reflected strong fee income. Total revenue declined $94 million compared with the fourth quarter of 2014 primarily attributable to higher fourth quarter 2014 gains on asset dispositions.

Net interest income for the fourth quarter of 2015 increased $30 million compared with the third quarter from growth in core net interest income. Net interest income decreased $5 million compared with the fourth quarter of 2014 due to lower purchase accounting accretion substantially offset by higher core net interest income. The increase in core net interest income in both periods reflected higher securities balances and loan growth partially offset by lower securities and loan yields.

The net interest margin of 2.70 percent for the fourth quarter of 2015 increased over the third quarter margin of 2.67 percent driven by the impact of a reduction in low-yielding balances on deposit with the Federal Reserve Bank partially offset by lower securities yields. The margin declined from 2.89

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 4

percent in the fourth quarter of 2014 primarily as a result of lower interest-earning asset yields and lower benefit from purchase accounting accretion.

Noninterest Income				Change 4Q15 vs	Change 4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Asset management	$399	$376	$376	6%	6%
Consumer services	349	341	321	2%	9%
Corporate services	394	384	397	3%	(1)%
Residential mortgage	113	125	135	(10)%	(16)%
Service charges on deposits	170	172	180	(1)%	(6)%
Other, including net securities gains	336	315	441	7%	(24)%

	$1,761	$1,713	$1,850	3%	(5)%

Noninterest income for the fourth quarter of 2015 increased $48 million compared with the third quarter reflecting strong fee income growth. Asset management revenue reflected stronger equity markets and increased $23 million due to higher earnings from PNC’s equity investment in BlackRock and to new sales production. Consumer service fees grew $8 million driven by higher merchant services and credit card activity. Corporate service fees increased $10 million attributable to higher merger and acquisition advisory fees and loan syndication fees. Residential mortgage banking noninterest income decreased $12 million primarily as a result of lower loan sales revenue. Other noninterest income increased $21 million and included gains on the sale of Visa Class B common shares of $47 million for the fourth quarter compared with $43 million for the third quarter as well as higher gains on sales of securities in the fourth quarter of 2015.

Noninterest income for the fourth quarter of 2015 decreased $89 million compared with the fourth quarter of 2014. Strong fee income growth was reflected in higher asset management revenue and consumer service fees. Corporate service fees declined as a result of lower merger and acquisition advisory fees partially offset by higher loan syndication fees. Residential mortgage banking noninterest income decreased from lower loan sales revenue. Other noninterest income declined due to higher fourth quarter 2014 gains on asset dispositions, including a gain of $94 million on the sale of PNC’s Washington, D.C. regional headquarters building. Gains on sales of Visa Class B common shares were $36 million in the fourth quarter of 2014.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change 4Q15 vs	Change 4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Personnel	$1,252	$1,222	$1,170	2%	7%
Occupancy	208	209	216	–	(4)%
Equipment	245	227	234	8%	5%
Marketing	56	64	67	(13)%	(16)%
Other	635	630	852	1%	(25)%

	$2,396	$2,352	$2,539	2%	(6)%

Noninterest expense for the fourth quarter of 2015 increased $44 million compared with the third quarter primarily due to higher variable compensation costs associated with business activity. Equipment expense increased as a result of technology and infrastructure investments and associated write-offs of obsolete equipment.

Noninterest expense for the fourth quarter of 2015 decreased $143 million compared with the fourth quarter of 2014 reflecting the impact of a fourth quarter 2014 contribution to the PNC Foundation. Additionally, legal and residential mortgage compliance costs were lower in the fourth quarter of 2015. These declines were partially offset by higher personnel expense associated with overall higher business activity.

The effective tax rate was 26.1 percent for the fourth quarter of 2015, 20.0 percent for the third quarter of 2015 and 22.1 percent for the fourth quarter of 2014. Lower income tax expense for third quarter 2015 reflected tax benefits attributable to effectively settling acquired entity tax contingencies, and for fourth quarter 2014 reflected the tax favorability of the PNC Foundation contribution.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $358.5 billion at December 31, 2015 compared with $362.1 billion at September 30, 2015 and $345.1 billion at December 31, 2014. Assets declined 1 percent compared with third quarter end. Higher investment securities and loan balances were more than offset by a decrease in other assets and lower deposit balances maintained with the Federal Reserve Bank. Assets grew 4 percent compared with December 31, 2014 primarily due to an increase in investment securities.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 6

Loans				Change	Change
				12/31/15 vs	12/31/15 vs
In billions	12/31/2015	9/30/2015	12/31/2014	9/30/15	12/31/14

Commercial lending	$133.5	$131.1	$128.4	2%	4%
Consumer lending	73.2	73.9	76.4	(1)%	(4)%

Total loans	$206.7	$205.0	$204.8	1%	1%

For the quarter ended:
Average loans	$206.0	$204.8	$202.9	1%	2%

Total loans grew $1.7 billion as of December 31, 2015 compared with September 30, 2015. Commercial lending balances increased $2.4 billion in the fourth quarter primarily from growth in PNC’s real estate business, including an increase in multifamily agency warehouse lending, partially offset by capital and liquidity management activities in the corporate banking business. Consumer lending decreased $.7 billion as a result of declines in the non-strategic portfolio of residential mortgage and brokered home equity loans. Lower balances of other home equity loans and education loans were offset by growth in credit card and automobile loans. Average loans increased $1.2 billion in the fourth quarter of 2015 compared with the third quarter due to growth in average commercial lending balances of $1.6 billion partially offset by a decrease in average consumer lending balances of $.4 billion. Fourth quarter 2015 period end and average loans increased $1.9 billion and $3.1 billion, respectively, compared with fourth quarter 2014 reflecting commercial real estate and commercial loan growth offset in part by lower consumer loans.

Investment Securities				Change	Change
				12/31/15 vs	12/31/15 vs
In billions	12/31/2015	9/30/2015	12/31/2014	9/30/15	12/31/14

At quarter end	$70.5	$68.0	$55.8	4%	26%
Average for the quarter ended	$67.9	$62.1	$54.3	9%	25%

Investment securities balances at December 31, 2015 increased $2.5 billion compared with September 30, 2015 and average balances for the fourth quarter increased $5.8 billion compared with the third quarter. Portfolio purchases were primarily agency residential mortgage-backed securities and U.S. Treasury securities. Fourth quarter 2015 period end and average investment securities increased $14.7 billion and $13.6 billion, respectively, compared with fourth quarter 2014. The available for sale investment securities balance included a net unrealized pretax gain of $.5 billion at December 31, 2015 compared with $.9 billion at September 30, 2015 and $1.1 billion at December 31, 2014, representing the difference between fair value and amortized cost. The decline in the unrealized pretax gain in both comparisons was primarily due to higher market interest rates.

Interest-earning deposits with banks, primarily with the Federal Reserve Bank, were $30.5 billion at December 31, 2015, a decrease of $3.7 billion compared with September 30, 2015. Average balances of $31.5 billion during the fourth quarter declined $5.8 billion from the third quarter. These

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 7

decreases reflected growth in investment securities and loans. Fourth quarter 2015 period end interest-earning deposits with banks declined $1.2 billion compared with fourth quarter 2014, while average balances increased $3.8 billion in the comparison reflecting higher average balances on deposit with the Federal Reserve Bank in fourth quarter 2015 in part due to regulatory short-term liquidity standards phased in starting January 1, 2015.

Other assets of $23.1 billion at December 31, 2015 decreased $4.2 billion, or 15 percent, from September 30, 2015 due in part to lower unsettled securities sales. A decrease in unsettled securities purchases contributed to a lower balance of other liabilities, which declined $5.0 billion at December 31, 2015 compared with September 30, 2015.

Deposits				Change	Change
				12/31/15 vs	12/31/15 vs
In billions	12/31/2015	9/30/2015	12/31/2014	9/30/15	12/31/14

At quarter end	$249.0	$245.0	$232.2	2%	7%
Average for the quarter ended	$246.9	$243.4	$229.4	1%	8%

Total deposits at December 31, 2015 grew $4.0 billion compared with September 30, 2015 and average deposits increased $3.5 billion in the fourth quarter of 2015 compared with the third quarter. Deposit growth resulted from higher demand deposits as well as an increase in savings deposits offset by lower money market deposits reflecting a shift to new relationship-based savings products. Fourth quarter 2015 period end and average deposits increased $16.8 billion and $17.5 billion, respectively, compared with fourth quarter 2014 due to overall strong deposit growth.

Borrowed Funds				Change	Change
				12/31/15 vs	12/31/15 vs
In billions	12/31/2015	9/30/2015	12/31/2014	9/30/15	12/31/14

At quarter end	$54.5	$56.6	$56.7	(4)%	(4)%
Average for the quarter ended	$55.0	$57.5	$52.4	(4)%	5%

Borrowed funds at December 31, 2015 decreased $2.1 billion compared with September 30, 2015, and average borrowed funds decreased $2.5 billion in the fourth quarter compared with the third quarter, due to lower bank borrowings, commercial paper and subordinated debt partially offset by the issuance of senior bank notes in the fourth quarter. Fourth quarter 2015 period end borrowed funds decreased $2.2 billion and average borrowed funds increased $2.6 billion compared with fourth quarter 2014. In both comparisons, declines in commercial paper and federal funds purchased and repurchase agreements were partially offset by higher bank notes and senior debt. The average balance comparison was further impacted by higher average bank borrowings in the fourth quarter of 2015 resulting in an overall increase.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 8

Capital
	12/31/2015 *	9/30/2015	12/31/2014

Common shareholders’ equity In billions	$41.3	$41.5	$40.6
Transitional Basel III common equity Tier 1 capital ratio	10.7%	10.6%	10.9%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.0%	10.1%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity decreased compared with September 30, 2015 due to growth in retained earnings more than offset by share repurchases and lower accumulated other comprehensive income primarily related to net unrealized securities gains. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2015 and 2014. The Basel III standardized approach took effect on January 1, 2015. For 2014, PNC followed the methodology that became effective on January 1, 2014 for advanced approaches banks. The pro forma ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC returned capital to shareholders through repurchases totaling 22.3 million common shares for $2.1 billion for the full year 2015, including 5.8 million common shares for $.5 billion during the fourth quarter of 2015. Of the full year total repurchases, 17.9 million common shares for $1.7 billion took place under current share repurchase programs of up to $2.875 billion for the five quarter period beginning in the second quarter of 2015. These programs include repurchases of up to $375 million during this five quarter period related to stock issuances under employee benefit-related programs.

On January 7, 2016, the PNC board of directors declared a quarterly common stock cash dividend of 51 cents per share payable on February 5, 2016.

PNC continued to maintain a strong liquidity position. The estimated Liquidity Coverage Ratio at December 31, 2015 exceeded 100 percent for both PNC and PNC Bank, N.A., above the minimum phased-in requirement of 80 percent in 2015, calculated as of month end.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			12/31/15 vs	12/31/15 vs

In millions	12/31/2015	9/30/2015	12/31/2014	9/30/15	12/31/14

Nonperforming loans	$2,126	$2,177	$2,510	(2)%	(15)%
Nonperforming assets	$2,425	$2,490	$2,880	(3)%	(16)%
Accruing loans past due 90 days or more	$881	$890	$1,105	(1)%	(20)%
Net charge-offs	$120	$96	$118	25%	2%
Provision for credit losses	$74	$81	$52	(9)%	42%
Allowance for loan and lease losses	$2,727	$3,237	$3,331	(16)%	(18)%

Overall credit quality for the fourth quarter of 2015 remained relatively stable with the third quarter. Nonperforming assets at December 31, 2015 declined $65 million compared with September 30, 2015 due to decreases in home equity, commercial real estate and residential mortgage nonperforming loans partially offset by an increase in nonperforming commercial loans. Nonperforming assets declined $455 million from fourth quarter 2014 reflecting improvements in the residential mortgage, commercial real estate and home equity nonperforming loan portfolios. Nonperforming assets to total assets were .68 percent at December 31, 2015, down from .69 percent at September 30, 2015 and .83 percent at December 31, 2014.

Overall delinquencies decreased $23 million, or 1 percent, as of December 31, 2015 compared with September 30, 2015. Accruing loans past due 90 days or more declined $9 million, accruing loans past due 60 to 89 days decreased $17 million, or 6 percent, primarily in commercial real estate loans, and the 30 to 59 day category increased $3 million, or 1 percent.

Net charge-offs for the fourth quarter of 2015 increased $24 million compared with the third quarter reflecting higher net charge-offs primarily for commercial and home equity loans. In the comparison with fourth quarter 2014, net charge-offs were relatively stable as higher commercial loan net charge-offs were offset by lower home equity loan net charge-offs. Net charge-offs for the fourth quarter of 2015 were .23 percent of average loans on an annualized basis compared with .19 percent for the third quarter and .23 percent for the fourth quarter of 2014.

Provision for credit losses for fourth quarter 2015 decreased $7 million compared with the third quarter, and increased $22 million over fourth quarter 2014 reflecting slowing credit quality improvement.

The allowance for loan and lease losses at December 31, 2015 decreased $510 million compared with September 30, 2015 and $604 million compared with December 31, 2014. The decline in the allowance reflected PNC’s implementation of its planned change effective December 31, 2015 in the derecognition policy for purchased impaired loans that are pooled and accounted for as a single asset, resulting in a reduction of the recorded investment balance included in total loans and the associated allowance for loan losses balance each by $468 million. The allowance to total loans was 1.32 percent at

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 10

December 31, 2015, 1.58 percent at September 30, 2015 and 1.63 percent at December 31, 2014. The allowance to nonperforming loans was 128 percent at December 31, 2015 compared with 149 percent at September 30, 2015 and 133 percent at December 31, 2014.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q15	3Q15	4Q14

Retail Banking	$213	$251	$172
Corporate & Institutional Banking	539	502	564
Asset Management Group	51	44	45
Residential Mortgage Banking	(17)	(4)	(9)
Non-Strategic Assets Portfolio	96	68	76
Other, including BlackRock	140	212	209

Net income	$1,022	$1,073	$1,057

See accompanying notes in Consolidated Financial Highlights

Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. Enhancements were made to PNC’s funds transfer pricing methodology in the first quarter of 2015 primarily for costs related to new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory liquidity rules. These adjustments apply to business segment results prospectively beginning with the first quarter of 2015, primarily impacting two business segments with a benefit to Retail Banking earnings and a decrease in Corporate & Institutional Banking earnings.

Retail Banking				Change	Change
				4Q15 vs	4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Net interest income	$1,074	$1,069	$986	$5	$88
Noninterest income	$571	$574	$534	$(3)	$37
Provision for credit losses	$108	$57	$54	$51	$54
Noninterest expense	$1,203	$1,190	$1,195	$13	$8
Earnings	$213	$251	$172	$(38)	$41

In billions
Average loans	$63.6	$63.8	$65.4	$(.2)	$(1.8)
Average deposits	$149.9	$146.2	$138.6	$3.7	$11.3

Retail Banking earnings for the fourth quarter of 2015 decreased compared with the third quarter and increased compared with the fourth quarter of 2014. Net interest income increased in the comparison with fourth quarter 2014 as a result of the benefit from enhancements to PNC’s funds

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 11

transfer pricing methodology in first quarter 2015. Noninterest income included gains on sales of Visa Class B common shares of $47 million in the fourth quarter of 2015, $43 million in the third quarter of 2015 and $36 million in the fourth quarter of 2014. Noninterest income, excluding the Visa gains, decreased $7 million from third quarter 2015 and increased $26 million over fourth quarter 2014. In the comparison with fourth quarter 2014, strong growth in consumer services fees resulted from higher debit and credit card activity and merchant services revenue, and brokerage fees increased. Provision for credit losses increased in both comparisons reflecting slowing credit quality improvement and, in the comparison with the third quarter, credit card loan growth.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network transformation and multi-channel sales strategies.

–	Approximately 55 percent of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter of 2015 compared with 53 percent for the third quarter and 49 percent for the fourth quarter of 2014.

–	Deposit transactions via ATM and mobile channels increased to 46 percent of total deposit transactions in the fourth quarter of 2015 compared with 45 percent for the third quarter and 38 percent for the fourth quarter of 2014.

–	Integral to PNC’s retail branch transformation strategy, more than 375 branches operate under the universal model designed to drive higher ATM and mobile deposits and enhance sales opportunities for branch personnel. PNC had a network of 2,616 branches and 8,956 ATMs at December 31, 2015.

•	Average deposits grew 2 percent over the third quarter due to higher demand deposits as well as an increase in savings deposits partially offset by lower money market deposits reflecting a shift to new relationship-based savings products. In the comparison with fourth quarter 2014, average deposits grew 8 percent from overall strong growth in demand, savings and money market deposits.

•	Average loans decreased 3 percent compared with the fourth quarter of 2014 as growth in automobile and credit card loans was more than offset by lower home equity and education loans.

•	Net charge-offs for the fourth quarter of 2015 were $93 million compared with $66 million in the third quarter and $104 million in the fourth quarter of 2014. The increase from third quarter was primarily in commercial and home equity loans.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 12

Corporate & Institutional Banking				Change	Change
				4Q15 vs	4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Net interest income	$881	$887	$956	$(6)	$(75)
Corporate service fees	$376	$356	$369	$20	$7
Other noninterest income	$162	$120	$119	$42	$43
Provision for credit losses	$23	$46	$21	$(23)	$2
Noninterest expense	$554	$533	$544	$21	$10
Earnings	$539	$502	$564	$37	$(25)

In billions
Average loans	$117.7	$116.2	$112.2	$1.5	$5.5
Average deposits	$82.0	$83.1	$78.4	$(1.1)	$3.6
Commercial loan servicing portfolio Quarter end	$447	$441	$377	$6	$70

Corporate & Institutional Banking earnings for the fourth quarter of 2015 increased compared with the third quarter and decreased compared with the fourth quarter of 2014. Net interest income declined compared with the fourth quarter of 2014 reflecting enhancements to PNC’s funds transfer pricing methodology in the first quarter of 2015. Corporate service fees increased compared with the third quarter primarily due to higher merger and acquisition advisory fees and loan syndication fees. Other noninterest income increased in both comparisons reflecting higher revenue associated with multifamily loans originated for sale to agencies, higher gains on asset sales and increased securities underwriting activity. Provision for credit losses decreased compared with the third quarter due to reductions in reserve requirements partially offset by provision attributed to industry-specific weaknesses and loan growth. Noninterest expense increased in both comparisons as a result of higher variable compensation and other costs associated with business activity and, in the comparison with the third quarter, higher asset writedowns.

•	Average loans increased 1 percent over the third quarter and 5 percent over the fourth quarter of 2014 primarily due to growth in PNC’s real estate and business credit businesses as well as increased lending to large corporate customers partially offset by the impact of capital and liquidity management activities.

•	Average deposits increased 5 percent over the fourth quarter of 2014 driven by business growth and increases in demand and certificates of deposit products.

•	Net charge-offs in the fourth quarter were $24 million compared with net charge-offs of $26 million in the third quarter and a net recovery position of $2 million in the fourth quarter of 2014.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 13

Asset Management Group				Change	Change
				4Q15 vs	4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Net interest income	$77	$71	$74	$6	$3
Noninterest income	$211	$207	$207	$4	$4
Provision for credit losses (benefit)	$(2)	$(2)	$(3)	–	$1
Noninterest expense	$210	$211	$211	$(1)	$(1)
Earnings	$51	$44	$45	$7	$6

In billions
Client assets under administration Quarter end	$259	$256	$263	$3	$(4)
Average loans	$7.4	$7.4	$7.4	–	–
Average deposits	$12.2	$11.3	$10.1	$.9	$2.1

Asset Management Group earnings for the fourth quarter of 2015 increased in both comparisons. Noninterest income grew in the periods of comparison due to new sales production and stronger equity markets. Noninterest expense was well controlled.

•	Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence in high opportunity markets. Its business strategies primarily focus on growing client assets under management, building retirement capabilities and expanding product solutions for all customers.

•	Client assets under administration at December 31, 2015 included discretionary client assets under management of $134 billion and nondiscretionary client assets under administration of $125 billion.

–	Discretionary client assets under management increased $2 billion compared with September 30, 2015 primarily attributable to stronger equity markets and decreased $1 billion compared with December 31, 2014.

Residential Mortgage Banking				Change	Change
				4Q15 vs	4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Net interest income	$30	$31	$34	$(1)	$(4)
Noninterest income	$125	$135	$148	$(10)	$(23)
Provision for credit losses (benefit)	$–	$2	$(1)	$(2)	$1
Noninterest expense	$181	$171	$196	$10	$(15)
Earnings (loss)	$(17)	$(4)	$(9)	$(13)	$(8)

In billions
Residential mortgage servicing portfolio Quarter end	$123	$122	$108	$1	$15
Loan origination volume	$2.3	$2.7	$2.4	$(.4)	$(.1)

Residential Mortgage Banking loss for the fourth quarter of 2015 was higher compared with third quarter 2015 and fourth quarter 2014 losses. Noninterest income decreased in both comparisons due to lower loan sales revenue and, in the comparison with the third quarter, lower net hedging gains on mortgage servicing rights partially offset by higher servicing revenue. Noninterest expense

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 14

increased compared with the third quarter reflecting higher legal accruals and decreased from fourth quarter 2014 primarily as a result of lower residential mortgage compliance costs.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging cross-sell opportunities, especially in the bank footprint markets.

•	Loan origination volume in the fourth quarter of 2015 decreased 17 percent compared with the third quarter and 8 percent compared with the fourth quarter of 2014 in part reflecting the impact of longer loan closing periods driven by implementation of new regulations. Approximately 45 percent of fourth quarter 2015 origination volume was for home purchase transactions compared with 55 percent in the third quarter and 42 percent in the fourth quarter of 2014.

•	Loan servicing acquisitions were $5 billion in the fourth quarter of 2015 and $10 billion in the third quarter. There were no servicing acquisitions in the fourth quarter of 2014.

Non-Strategic Assets Portfolio				Change	Change
				4Q15 vs	4Q15 vs
In millions	4Q15	3Q15	4Q14	3Q15	4Q14

Net interest income	$90	$90	$122	–	$(32)
Noninterest income	$19	$16	$18	$3	$1
Provision for credit losses (benefit)	$(53)	$(25)	$(20)	$(28)	$(33)
Noninterest expense	$10	$23	$39	$(13)	$(29)
Earnings	$96	$68	$76	$28	$20

In billions
Average loans	$6.8	$7.2	$8.3	$(.4)	$(1.5)

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the liquidation of the portfolios while maximizing the value and mitigating risk.

•	Net interest income decreased compared with the fourth quarter of 2014 reflecting declining loan balances and lower purchased impaired loan accretion.

•	Provision for credit losses for the fourth quarter of 2015 was a higher benefit in both comparisons driven by improved actual and projected cash flows on consumer impaired loans.

•	Noninterest expense for the fourth quarter of 2015 decreased in both comparisons primarily due to lower legal costs, as well as lower volume-related expenses compared with fourth quarter 2014.

•	Net charge-offs were $4 million for the fourth quarter of 2015 compared with a net recovery position of $1 million for the third quarter and net charge-offs of $12 million for the fourth quarter of 2014.

•

Effective December 31, 2015, PNC implemented its planned change in the derecognition policy for purchased impaired pooled consumer and residential real estate loans, resulting in a reduction of the recorded investment balance included in total loans and the associated allowance for loan losses balance each by $468 million, most of which was recorded in the Non-Strategic Assets

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 15

Portfolio. Accordingly, loans that were paid off, sold, foreclosed upon, or that had nominal collateral value/expected cash flows were removed from these loan pools.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 926-7535 and (212) 231-2930 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2015 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21783852 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2015	September 30 2015	December 31 2014	December 31 2015	December 31 2014
Revenue
Net interest income	$2,092	$2,062	$2,097	$8,278	$8,525
Noninterest income	1,761	1,713	1,850	6,947	6,850

Total revenue	3,853	3,775	3,947	15,225	15,375
Noninterest expense	2,396	2,352	2,539	9,463	9,488

Pretax, pre-provision earnings (a)	1,457	1,423	1,408	5,762	5,887
Provision for credit losses	74	81	52	255	273

Income before income taxes and noncontrolling interests	$1,383	$1,342	$1,356	$5,507	$5,614
Net income (b)	$1,022	$1,073	$1,057	$4,143	$4,207
Less:
Net income (loss) attributable to noncontrolling interests	14	18	21	37	23
Preferred stock dividends and discount accretion and redemptions (c)	43	64	48	225	237

Net income attributable to common shareholders	$965	$991	$988	$3,881	$3,947
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	4		2	17	11
Impact of BlackRock earnings per share dilution	4	4	5	18	18

Net income attributable to diluted common shares	$957	$987	$981	$3,846	$3,918
Diluted earnings per common share	$1.87	$1.90	$1.84	$7.39	$7.30
Cash dividends declared per common share	$.51	$.51	$.48	$2.01	$1.88
Effective tax rate (d)	26.1%	20.0%	22.1%	24.8%	25.1%

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 17 for a reconciliation of business segment income to net income.
(c)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.
(d)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Year ended
Dollars in millions	December 31 2015	September 30 2015	December 31 2014	December 31 2015	December 31 2014
Net Interest Income
Core net interest income (a)	$2,002	$1,972	$1,971	$7,859	$7,942
Total purchase accounting accretion
Scheduled accretion net of contractual interest	64	71	94	313	456
Excess cash recoveries	26	19	32	106	127

Total purchase accounting accretion	90	90	126	419	583

Total net interest income	$2,092	$2,062	$2,097	$8,278	$8,525

Net Interest Margin
Core net interest margin (b)	2.60%	2.57%	2.72%	2.61%	2.88%
Purchase accounting accretion impact on net interest margin	.10	.10	.17	.13	.20

Net interest margin	2.70%	2.67%	2.89%	2.74%	3.08%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2015	September 30 2015	December 31 2014	December 31 2015	December 31 2014
PERFORMANCE RATIOS
Net interest margin (a)	2.70%	2.67%	2.89%	2.74%	3.08%
Noninterest income to total revenue	46	45	47	46	45
Efficiency (b)	62	62	64	62	62
Return on:
Average common shareholders’ equity	9.30	9.61	9.67	9.50	9.91
Average assets	1.12	1.19	1.23	1.17	1.28
BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions
Retail Banking	$213	$251	$172	$907	$728
Corporate & Institutional Banking	539	502	564	2,031	2,106
Asset Management Group	51	44	45	194	181
Residential Mortgage Banking	(17)	(4)	(9)	26	35
Non-Strategic Assets Portfolio	96	68	76	301	367
Other, including BlackRock (d) (e)	140	212	209	684	790

Total net income	$1,022	$1,073	$1,057	$4,143	$4,207

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014 were $48 million, $50 million and $49 million, respectively. The taxable-equivalent adjustments to net interest income for the year ended December 31, 2015 and December 31, 2014 were $196 million and $189 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. In the first quarter of 2015, enhancements were made to PNC’s funds transfer pricing methodology primarily for costs related to the new regulatory short-term liquidity standards. The enhancements incorporate an additional charge assigned to assets, including for unfunded loan commitments. Conversely, a higher transfer pricing credit has been assigned to those deposits that are accorded higher value under the regulatory rules for liquidity purposes. These adjustments apply to business segment results, predominantly in Retail Banking and Corporate & Institutional Banking, prospectively beginning with the first quarter of 2015. Prior periods have not been adjusted due to the impracticability of estimating the impact of the change for prior periods.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2015 Form 10-K will include additional information regarding BlackRock results.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2015	September 30 2015	December 31 2014
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$358,493	$362,125	$345,072
Loans (a) (b)	206,696	204,983	204,817
Allowance for loan and lease losses (a)	2,727	3,237	3,331
Interest-earning deposits with banks (a)	30,546	34,224	31,779
Investment securities	70,528	68,066	55,823
Loans held for sale (b)	1,540	2,060	2,262
Goodwill	9,103	9,103	9,103
Mortgage servicing rights	1,589	1,467	1,351
Equity investments (a) (c)	10,587	10,497	10,728
Other assets (a) (b)	23,092	27,285	23,482

Noninterest-bearing deposits	79,435	78,239	73,479
Interest-bearing deposits	169,567	166,740	158,755
Total deposits	249,002	244,979	232,234
Borrowed funds (a) (b)	54,532	56,663	56,768
Shareholders’ equity	44,710	44,948	44,551
Common shareholders’ equity	41,258	41,498	40,605
Accumulated other comprehensive income	130	615	503

Book value per common share	$81.84	$81.42	$77.61
Tangible book value per common share (Non-GAAP) (d)	$63.65	$63.37	$59.88
Period end common shares outstanding (millions)	504	510	523
Loans to deposits	83%	84%	88%

CLIENT ASSETS (billions)
Discretionary client assets under management	$134	$132	$135
Nondiscretionary client assets under administration	125	124	128

Total client assets under administration	259	256	263
Brokerage account client assets	43	42	43

Total client assets	$302	$298	$306

CAPITAL RATIOS
Transitional Basel III (e) (f)
Common equity Tier 1	10.7%	10.6%	10.9%
Tier 1 risk-based	12.0	12.0	12.6
Total capital risk-based	14.7	14.8	15.8
Leverage	10.1	10.2	10.8

Pro forma Fully Phased-In Basel III (e)
Common equity Tier 1	10.0%	10.1%	10.0%

Common shareholders’ equity to assets	11.5%	11.5%	11.8%

ASSET QUALITY
Nonperforming loans to total loans	1.03%	1.06%	1.23%
Nonperforming assets to total loans, OREO and foreclosed assets	1.17	1.21	1.40
Nonperforming assets to total assets	.68	.69	.83
Net charge-offs to average loans (for the three months ended) (annualized)	.23	.19	.23
Allowance for loan and lease losses to total loans (g)	1.32	1.58	1.63
Allowance for loan and lease losses to nonperforming loans (h) (i)	128%	149%	133%
Accruing loans past due 90 days or more (in millions)	$881	$890	$1,105

(a)	Amounts include consolidated variable interest entities. Our third quarter 2015 Form 10-Q included, and our 2015 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets and liabilities for which we have elected the fair value option. Our third quarter 2015 Form 10-Q included, and our 2015 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 20 for additional information.
(e)	The ratios as of December 31, 2015 are estimated. See Capital Ratios discussion on pages 19-20 and in the Banking Regulation and Supervision section of Item 1 Business in our 2014 Form 10-K and in the Consolidated Balance Sheet Review section in our third quarter 2015 Form 10-Q. Our 2015 Form 10-K will include additional discussion on these capital ratios.
(f)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(g)	The December 31, 2015 ratio was impacted by the change in derecognition policy for purchased impaired loans that are pooled and accounted for as a single asset. The implementation of this policy change in the fourth quarter of 2015 reduced the purchased impaired loan recorded investment balance included in total loans and associated allowance for loan and lease losses balance each by $468 million. Our third quarter 2015 Form 10-Q included, and our 2015 Form 10-K will include, additional discussion on this policy change.
(h)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.
(i)	In this ratio, the allowance for loan and lease losses was impacted by the fourth quarter of 2015 change in derecognition policy for purchased impaired loans that are pooled and accounted for as a single asset. See footnote (g) for additional information on this policy change.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based ratios in 2015 are calculated using the standardized approach, effective January 1, 2015, for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2015). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for 2015 and, for the risk-based ratios, standardized approach risk-weighted assets as the 2015 Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

PNC’s regulatory risk-based capital ratios in 2014 were based on the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions were phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the 2014 capital ratios calculated using these phased-in Basel III provisions and Basel I risk-weighted assets as the 2014 Transitional Basel III ratios.

We provide information below regarding PNC’s estimated 2015 and 2014 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as to pension and other postretirement plans.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	2015 Transitional Basel III		2014 Transitional Basel III	Pro forma Fully Phased-In Basel III
Dollars in millions	December 31 2015	September 30 2015	December 31 2014	December 31 2015	September 30 2015	December 31 2014
Common stock, related surplus and retained earnings, net of treasury stock	$41,128	$40,883	$40,103	$41,128	$40,883	$40,103
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,975)	(8,986)	(8,939)	(9,169)	(9,197)	(9,276)
Basel III total threshold deductions	(478)	(448)	(212)	(1,323)	(1,135)	(1,081)
Accumulated other comprehensive income (a)	(81)	64	40	(202)	159	201
All other adjustments	(114)	(111)	(63)	(242)	(148)	(121)

Estimated Basel III Common equity Tier 1 capital	$31,480	$31,402	$30,929	$30,192	$30,562	$29,826
Estimated Basel I risk-weighted assets calculated in accordance with 2014 transition rules (b)	N/A	N/A	$284,018	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (c)	$294,635	$295,384	N/A	$302,405	$303,343	$298,786
Estimated Basel III advanced approaches risk-weighted assets (d)	N/A	N/A	N/A	$265,046	$284,215	$285,870
Estimated Basel III Common equity Tier 1 capital ratio	10.7%	10.6%	10.9%	10.0%	10.1%	10.0%
Risk weight and associated rules utilized	Standardized (with 2015 transition adjustments)		Basel I (with 2014 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Includes credit and market risk-weighted assets.
(c)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(d)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. Refinements implemented in the fourth quarter of 2015 reduced estimated Basel III advanced approaches risk-weighted assets. We anticipate additional refinements may result in increases or decreases to this estimate through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 20

ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

	December 31	September 30	December 31
Dollars in millions, except per share data	2015	2015	2014
Book value per common share	$81.84	$81.42	$77.61
Tangible book value per common share
Common shareholders’ equity	$41,258	$41,498	$40,605
Goodwill and Other Intangible Assets (a)	(9,482)	(9,510)	(9,595)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	310	313	320

Tangible common shareholders’ equity	$32,086	$32,301	$31,330
Period-end common shares outstanding (in millions)	504	510	523
Tangible book value per common share (Non-GAAP)	$63.65	$63.37	$59.88

(a)	Excludes the impact from mortgage servicing rights of $1.6 billion at December 31, 2015, $1.5 billion at September 30, 2015, and $1.4 billion at December 31, 2014.

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economy will grow moderately again in 2016, boosted by lower oil/energy prices and solid job gains, and that short-term interest rates and bond yields will rise gradually during 2016. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Full Year 2015 Net Income of $4.1 Billion and $7.39 Diluted EPS – Page 22

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2014 Form 10-K and our 2015 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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